Exhibit 10.1

SETTLEMENT AND FORBEARANCE AGREEMENT AND RELEASE

This Settlement Agreement (“Agreement”) is made as of May 19, 2009 (the “Execution Date”) by and between Fushi International, Inc. and Dalian Fushi Bimetallic Manufacturing Company Ltd. (collectively and separately “Fushi”), and Kuhns Brothers, Inc., Kuhns Brothers Securities Corp., and Kuhns Bros. & Co. Inc. (collectively and separately “Kuhns”).  Fushi and Kuhns are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

WHEREAS, Kuhns commenced an action against Fushi on November 27, 2006 in the United States District Court for the District of Connecticut, captioned Kuhns Brothers, Inc. et al. v. Fushi International, Inc. et al., Case No. 3:06 Civ. 1917 (PCD) (the “Action”);

WHEREAS, the Court entered judgment in the Action in favor of Kuhns on or about August 8, 2008 and the judgment has thereafter been registered in other districts (collectively, the “Judgment”) and Fushi has appealed therefrom;

WHEREAS, the Parties have engaged in settlement negotiations and have now reached an agreement, fully and finally compromising, settling, and resolving the disputes between the Parties;

WHEREAS, the Parties each have received the advice of counsel in the preparation, drafting, and execution of this Agreement, which was negotiated at arm’s length.

NOW, THEREFORE, in consideration of the mutual promises and representations herein contained, the undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Effective Date.  This Agreement will be effective on the Execution Date.

2.           Initial Deliveries.

(a)           Within four business days after the Execution Date, Fushi shall issue a Current Report on Form 8-K disclosing the material terms of this transaction.

(b)           This Agreement constitutes “Instructions” by both Fushi and Kuhns to the Escrow Agent to deliver within 48 hours after the Execution Date, the cash component of the Escrow Assets (as those terms are defined in the Escrow Agreement between Kuhns and Fushi dated October 3, 2007 (the “2007 Escrow agreement”)), comprising $1 million plus accrued interest (the “Escrow Payment”), by wire to Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

3.           The Closing. The Closing shall occur at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 2:00 p.m. on the twelfth Trading Day after the Execution Date, time being of the essence.  The Parties agree to deliver the following at the Closing:

(a)           This Agreement constitutes “Instructions” by both Fushi and Kuhns to the Escrow Agent under the 2007 Escrow Agreement to deliver the stock component of the Escrow Assets comprised of 100,000 shares of Fushi Common Stock and a stock power to Fushi.

(b)           Fushi shall deliver to Kuhns 100,000 shares of Fushi Common Stock (the “Initial Shares”).  The Shares shall be issued in the name of “Kuhns Brothers, Inc.”  The shares shall bear customary restrictive legends.

(c)           The foregoing consideration, along with the Initial Deliveries in paragraph 2, is referred to herein as the Initial Settlement Payment.

(d)           Fushi shall deliver a notice of discontinuance of its appeal in the Action, without costs to either party.

(e)           Fushi shall deposit a certificate for 2,200,000 shares of Fushi Common Stock in escrow (the “Escrow Shares”) with Continental Stock Transfer as Escrow Agent (the “Escrow Agent”) along with an executed stock power in blank, all to be held pursuant to the Escrow Agreement annexed as Exhibit A (the “Escrow Agreement”).  Fushi, Kuhns and the Escrow Agent shall all execute the Escrow Agreement.

(f)            Fushi shall issue to its transfer agent and the Escrow Agent, the Irrevocable Transfer Agent Instructions annexed hereto as Exhibit B.

(g)           At the Closing the Judgment shall be reduced to seven million ($7,000,000) and then further reduced by (i) the amount of the Escrow Payment; and (ii) the Initial Share Value (as described below).  The Judgment shall thereafter be reduced by (i) the amounts received by Kuhns from sales of the Escrow Shares, or their delivery to Kuhns as Restricted Shares (as defined below) in accordance with Section 4(g); (ii) any reduction arising from a change to the Initial Share Value upon Fushi obtaining timely registration for the Initial Shares; and/or (iii) any other payments made to Kuhns by Fushi.  The amount due under the Judgment is referred to here as “Current Judgment Amount.”  Kuhns shall continue to have all rights as a Judgment creditor, subject to its forbearance obligations in paragraph 9, until the Judgment is satisfied.

4.           Registration Statement.

(a)           Mandatory Registration.  On or prior to the thirtieth day after the Closing the Company shall file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the Initial Shares and Escrow Shares so that they may be sold in the public markets in accordance with the Escrow Agreement.  The Company shall cause the Registration Statement to become effective and remain in effect as provided herein.  The Company shall use its best efforts to have the Registration Statement be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 120 days from Closing (the “Registration Deadline”).  The Company acknowledges that with respect to its obligation to have the Registration Statement declared effective by the Registration Deadline, time is of the essence. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Initial Shares and Escrow Shares that Kuhns shall furnish to the Company completed Selling Securityholder Questionnaire in a form reasonably acceptable to Fushi.

(b)           Registration Statement Form.  The Registration Statement shall be on Form S-3 and shall be approved by Kuhns, which approval shall not be unreasonably withheld.  No later than five (5) days prior to the filing date, Fushi shall provide drafts of the Registration Statement proposed to be filed by it to Kuhns in advance of the filing thereof and provide Kuhns with a reasonable amount of time to review and comment on the same prior to its filing.

(c)           Effective Registration Statement.  The registration required pursuant to this Section 4 shall not be deemed to have been effected unless the Registration Statement has been declared effective by the SEC and has remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all of Escrow Shares covered by such Registration Statement necessary to pay the Current Judgment Amount.

(d)           Expenses; Taxes.  All expenses (including reasonable counsel fees of Kuhns ) incurred in connection with registrations, filings or qualifications of Escrow Shares pursuant to this Section 4, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Fushi, shall be borne by Fushi.

(e)           Registration Procedures.  Fushi shall, as expeditiously as possible:

(i)            prepare and file with the Commission the Registration Statement with respect to the Initial Shares and Escrow Shares, respond as promptly as possible to any comments received from the Commission, and use its best efforts to cause the Registration Statement to become and remain effective for the Effectiveness Period with respect thereto, and promptly provide to Kuhns copies of all filings and Commission letters of comment relating thereto;

(ii)           prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Shares covered by such Registration Statement such time as the Current Judgment Amount has been satisfied;

(iii)          furnish such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as Kuhns may reasonably require;

(iv)          use its best efforts to (A) register or qualify the Initial Shares and Escrow Shares under such other securities or blue sky laws of such states and jurisdictions where an exemption is not available and as Kuhns shall reasonably request, (B) keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (C) take any other action which may be reasonably necessary or advisable to enable Kuhns to consummate the disposition in such jurisdictions of the securities to be sold by Kuhns, except that Fushi shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (v) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(v)           immediately notify Kuhns at any time when a prospectus relating thereto is required to be delivered or available under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of Kuhns promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vi)          otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;

(vii)         provide and cause to be maintained a transfer agent and registrar for all the Escrow Shares covered by such Registration Statement from and after a date not later than the effective date of such registration;

(viii)        its best effort to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of such Registration Statement or suspending the qualification (or exemption from qualification) of any of the Shares for sale in any jurisdiction, as promptly as reasonably practicable; and

(ix)           list the Initial Shares and Escrow Shares on the NASDAQ Global Select Market or any other national securities exchange on which the shares of the same class covered by such Registration Statement are then listed or for which the Escrow Shares and Fushi qualify, and, if no such shares are so listed, on any national securities exchange on which the Common Stock is then listed.

(f)            Indemnification.

(i)            Indemnification by Fushi.  With regard to any Registration Statement, Fushi will, and hereby do, jointly and severally, indemnify and hold harmless Kuhns and its respective directors, officers, partners, agents and affiliates, against any losses, damages or claims, including reasonable attorneys’ fees (“Losses”), joint or several, to which Kuhns or any such director, officer, partner, agent, affiliate or controlling person may become subject under the Securities Act or otherwise, including, without limitation, the fees and expenses of legal counsel, insofar as such any Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and Fushi will reimburse Kuhns and each such director, officer, partner, agent, affiliate and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such any Losses; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Fushi by or on behalf of Kuhns, specifically stating that it is for use in the preparation thereof.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Investor or any such director, officer, partner, agent, affiliate or controlling person and shall survive the transfer of such securities by Kuhns.

(ii)           Indemnification Payments.  The indemnification and contribution required by this Section 4(f) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

(iii)          Promptly after receipt by a party entitled to claim indemnification hereunder (an "Indemnified Party") of notice of the commencement of any action, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against a party hereto obligated to indemnify such Indemnified Party (an "Indemnifying Party"), notify the Indemnifying Party in writing thereof, but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to such Indemnified Party other than under this Section 4(f)(iii) and shall only relieve it from any liability which it may have to such Indemnified Party under this Section 4(f)(iii) if and to the extent the Indemnifying Party is prejudiced by such omission. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such Indemnified Party, and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume and undertake the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section 4(f)(iii) for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; if the Indemnified Party retains its own counsel, then the Indemnified Party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the indemnified party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

(iv)          In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i)Kuhns, or any officer, director or controlling person of Kuhns, makes a claim for indemnification pursuant to this Section 5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of Kuhns or such officer, director or controlling person of Kuhns in circumstances for which indemnification is provided under this Section 4; then, and in each such case, the Company and the Kuhns will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that Kuhns will not be required to contribute any amount in excess of the proceeds received by Kuhns pursuant to the shares it sold in connection with the Registration Statement; and no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(g)           In the event that (i) the Company’s Registration Statement is not declared effective by the Registration Deadline and (ii) for so long as the Registration Statement is not effective subsequent to the Registration Deadline, the Current Judgment Amount shall accrue interest at the rate of eighteen percent per annum.  In addition, upon such events, Kuhns shall be entitled to receive Escrow Shares from the Escrow Agent (the “Restricted Shares”) in such amounts, and at such times, as it determines until the Judgment is satisfied.  The Current Judgment Amount shall thereupon be reduced by the Restricted Share Value (as defined below).

5.           The Current Judgment Amount.  Subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, including the forbearance by Kuhns, Fushi shall pay to Kuhns no later than January 15, 2010, the balance due under the Judgment, computed as follows:

(a)           Initial Share Value.  The Judgment shall be reduced the Initial Share Value, which shall mean an amount equal to forty percent (40%) of the VWAP for Fushi common stock for the ten trading days before the date of the Closing multiplied by 100,000, provided, however, if Fushi obtains an effective registration statement for the Initial Shares by the Registration Deadline and that registration statement remains effective through the earlier of:  (i) the sale of the Initial Shares or (ii) December 31, 2009, the Judgment shall instead be reduced by an amount equal to ninety percent (90%) of the VWAP for Fushi Common Stock for the ten trading days before the effective date of the Registration Statement.

(b)           The Escrow Shares:  In the event that Fushi meets the Registration Deadline and for so long as the Registration Statement remains effective, the Judgment shall be further reduced by an amount equal to the cash proceeds distributed by the Escrow Agent to Kuhns in connection with sales of the Escrow Shares.  Notwithstanding the foregoing, in 2009 Kuhns is only entitled to receive from the Escrow Agent no more than $3,000,000 of cash proceeds from sale of Escrow Shares, provided that Kuhns shall use its reasonable efforts to direct sale of the Escrow Shares resulting in full payment of the Current Judgment Amount including any accrued interest by January 15, 2010 and provided further that any cash proceeds received from the sale in 2009 of Escrow Shares in excess of $3,000,000 shall be available for the general creditors of Fushi upon any bankruptcy or liquidation of Fushi.  Any proceeds from sale of the Escrow Shares in 2009 in the amount which is more than $3,000,000 and less than the then Current Judgment Amount including any accrued interest shall be forwarded to Kuhns by the Escrow Agent not earlier than and within reasonable time of January 1, 2010.  Notwithstanding anything to the contrary in this Agreement, the amount of Escrow Shares sold on any given day shall not exceed 60% of the daily trading volume in Fushi’s stock on the previous trading day as reported on all national securities exchanges and/or automated quotation system, provided however that this limitation does not apply to any private sales of the Escrow Shares.  In the event that Fushi fails to meet the Registration Deadline, but causes a Registration Statement to be declared effective by October 31, 2009 (the “Second Registration Deadline”), the Judgment shall instead be further reduced by an amount equal to 90% of the cash proceeds distributed by the Escrow Agent to Kuhns in connection with sales of the Escrow Shares.

(c)           Restricted Share Value.  In the event that Kuhns elects to receive Restricted Shares under Section 4(g), the Current Judgment Amount shall be reduced by the Restricted Share Value, which shall mean an amount equal to fifty percent (50%) of the VWAP for Fushi common stock for the ten trading days before the date of delivery of the Restricted Shares to Kuhns.

(d)           Pre-Payment.  Fushi may pay the balance of the Current Judgment Amount to Kuhns at any time, in its sole discretion, by wire transfer to such accounts as Kuhns directs without any pre-payment penalty.  If at any time prior to January 15, 2010, Fushi (i) prior to any sales of Escrow Shares, prepays the entire outstanding balance of the Current Judgment, or (ii) taking into account the cash proceeds received by Kuhns for sales of Escrow Shares up to such time, pays the remaining balance of the Current Judgment Amount to Kuhns, then any remaining Escrow Shares shall be forthwith cancelled.

(e)           Final Payment.  All further payments to Kuhns in satisfaction of the balance due under the Judgment, if any, shall be made on or before January 15, 2010 by wire transfer to such account as Kuhns may direct.

(f)            Satisfaction.  Once the Current Judgment Amount has been satisfied hereunder, Kuhns agrees to instruct the Escrow Agent to return any remaining Escrow Shares to Fushi pursuant to the terms of the Escrow Agreement.  Upon payment in full of the Current Judgment Amount, Kuhns shall deliver to Fushi a satisfaction of Judgment.

6.           General Release from Kuhns.  Effective upon the receipt of payment in full of the balance due under the Current Judgment Amount, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Kuhns, its parents, subsidiaries, affiliates, officers, and directors, past and present, and successors in interest (for this section only, the “Releasors”) hereby release and discharge Fushi, its parents, subsidiaries, affiliates, officers, directors, past and present, and successors in interest (for this section only, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or equity, of every kind and nature which against Releasees, Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this RELEASE, except for the obligations of Fushi under this Agreement.

7.           General Release from Fushi.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fushi, its parents, subsidiaries, affiliates, officers, directors, past and present, and successors in interest (for this section only, the “Releasors”) hereby release and discharge Kuhns, its parents, subsidiaries, affiliates, officers, and directors, past and present, and successors in interest (for this section only, the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or equity, of every kind and nature which against Releasees, Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this RELEASE, except for the obligations of Kuhns under this Agreement.

8.           No Admission.  Nothing in this Agreement is intended to or may be construed in any manner as an admission by any of the Parties of any liability, wrongdoing, violation of law, or unlawful conduct whatsoever.  Neither this Agreement nor any of its provisions shall be offered or received in evidence against any Party in any action or proceeding, except an action or proceeding to enforce its terms.  The consideration offered herein is the full, final and complete settlement of all claims asserted or that might have been asserted by Kuhns against Fushi.

9.           Proceedings in the Action.  After the Effective Date, Kuhns shall forbear from taking any action to enforce any balance due under the Judgment, until such time as a Default shall occur.  A Default shall occur upon the earliest to occur of any of the following:

(i)            Fushi’s failure to deliver any portion of the Initial Settlement Payment to Kuhns at the Closing;

(ii)           Fushi’s failure to deliver the Escrow Shares to the Escrow Agent at the Closing;

(iii)           Fushi’s failure to issue the Irrevocable Transfer Agent Instructions to its transfer agent at Closing;

(iv)          The balance due on the Judgment is not paid in full by January 15, 2010;

(v)           Fushi or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(vi)          Fushi or any Subsidiary shall default after the Closing on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than ten percent (10%) of Fushi’s total assets, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; provided, however, that any default by Copperweld Bimetallics Holdings, LLC or Copperweld Bimetallics, LLC, and any default caused by such a default shall not constitute a Default hereunder;

(vii)         Fushi’s Common Stock shall not be eligible for listing or quotation for trading on the NASDAQ Global Select Market, NASDAQ Global Market or the NASDAQ Capital Market (“NASDAQ GS”);

(viii)        Fushi causes, directly or indirectly, the Escrow Agent to do any of the following: (i) refuse to follow Kuhns’ instructions regarding the sale of Escrow Shares; (ii) refuse to pay Kuhns the cash proceeds arising from the sale of Escrow Shares; or (ii) refuse to deliver Restricted Shares to Kuhns.

(ix)           Fushi does not meet the current public information, requirements under Rule 144; or

(x)            Fushi shall fail to discontinue its appeal.

Upon a Default, Kuhns shall be entitled to enforce the balance due under the Judgment and also to recover from Fushi all costs, including reasonable attorneys fees, incurred in enforcing the Judgment and its rights hereunder.

10.           Entire Understanding.  No statements, promises or representations have been made by any Party to any other, or relied upon, and no consideration has been offered, promised, expected or held out other than as may be expressly provided herein.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.  This Agreement may be amended only by a writing executed by each of the Parties on the subject matter hereof.

11.           Other Securities.  Nothing in this Agreement shall affect the ownership rights of Kuhns, or any Releasor under Section 5, in any Fushi common stock or warrants issued prior to this date.

12.           Representations and Warranties.  Each Party hereto represents and warrants that (a) it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity not a Party hereto any claim, debt, covenant, agreement, contract, liability, demand, obligation, account, expense, action, cause of action or suit being released hereunder; (b) each Party has full right, power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby; (c) each Party holds all right, title and interest in and to any securities tendered by it to the other Party pursuant to this Agreement; (d) all acts or proceedings required to be taken by the Parties to authorize the execution, delivery and performance of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and properly taken; (e) no consent, approval or authorization of any third party is required in order to consummate the transactions contemplated by this Agreement or to vest full right, title and interest in and to the Shares upon Kuhns except as has otherwise already been obtained; (f) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement have been duly and validly authorized by all necessary action on the part of such Party and will not violate (i) the articles of incorporation, bylaws or other organizational certificates or documents of such Party, as amended to date; (ii) to such Party’s knowledge, any order, judgment, injunction, award or decree of any court, or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon such Party or upon the properties or business of such Party, or (iii) to such Party’s knowledge, any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to such Party or to the properties or business of such Party; (g) this Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligations of each Party enforceable in accordance with their respective terms.  The parties further agree that Fushi’s unregistered common stock is difficult to value and that in large amounts, a volume discount may be appropriate, with or without registration.  Accordingly, for all U.S. tax reporting purposes, the Fushi common stock delivered to Kuhns, registered for Kuhns, or sold on its behalf, shall be deemed to have a value equal to the amount used to calculate the reduction in the Current Judgment Amount under paragraph 5, provided that in no event shall such amount exceed the balance due under the Judgment.

13.           The Shares.  Fushi further represents, warrants and covenants that:

(a)           Upon their issuance to Kuhns or the Escrow Agent, all Fushi common stock will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with Kuhns being entitled to all rights accorded to a holder of Fushi Common Stock.

(b)           Kuhns is not currently, and upon receipt of the Shares will not be, an “affiliate” (as defined in Rule 144 under the Securities Act) of Fushi or any of its subsidiaries.

14.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered, sent by facsimile, or by established overnight courier as follows:

To Kuhns:	Kuhns Brothers, Inc.
Farmhouse
558 Lime Rock Road
Lime Rock, Connecticut 06039
Attn: Mary Fellows

with a copy to:	Thomas J. Fleming, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

To Fushi:	Fushi International, Inc.
1 Shuang Qiang Road, Jin Zhou
Dalian China 116100
Attn: Chris Wang

with a copy to:	Darren Ofsink, Esq.
Guzov Ofsink LLC
600 Madison Avenue
New York, New York 10022

15.           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.           Successors and Assigns.  This Agreement shall inure to the benefit of, be binding upon and enforceable by the successors and assigns of Fushi and Kuhns.

17.           Governing Law and Venue.  This Agreement shall be governed by, interpreted and construed in accordance with and under the laws of the State of New York without regard to principles of conflicts of law.  Any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Agreement shall be determined exclusively before the Honorable Peter Dorsey in the United States District Court, District of Connecticut.  If that Court declines or lacks jurisdiction, then any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Agreement shall be determined exclusively before the Supreme Court of New York, New York County, or the United States District Court for the Southern District of New York.  The Parties consent to service of process by overnight courier to the above addresses.  The Parties hereby consent to personal jurisdiction and venue in both New York and Connecticut.  The prevailing Party or Parties shall be entitled to recover from the losing Party or Parties their reasonable attorney’s fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

18.           WAIVER OF JURY TRIAL.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE PARTIES WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

19.           Construction; Drafting; No Prejudice.  Should any provision of this Agreement require judicial interpretation, it is agreed that the Court, in interpreting or considering such provision, shall not apply any presumption that the terms hereof shall be more strictly construed against the Party who itself or through its agent prepared the same, it being agreed that all Parties hereto have participated in the drafting of this Agreement and that legal counsel was consulted by each Party in connection with the drafting, finalization and execution of this Agreement.

20.           Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

21.           Captions.  Caption headings of this Agreement are inserted for convenience purposes and are to have no substantive effect.

22.           Definitions.

“Bankruptcy Event” means any of the following events: (a) Fushi or any Significant Subsidiary (as such term is defined in Rue 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution insolvency or liquidation or similar law of any jurisdiction relating to Fushi or any Significant Subsidiary thereof, (b) there is commenced against Fushi or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) Fushi or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Fushi or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property, (e) Fushi or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) Fushi or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) Fushi or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“VWAP” means, for any date, the price determined by the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the NASDAQ GS as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the date first above written.

KUHNS BROTHERS, INC.

By:	/s/ John D. Kuhns

KUHNS BROS. & CO., INC.

By:	/s/ John D. Kuhns

KUHNS BROTHERS SECURITIES CORP.

By:	/s/ John D. Kuhns

FUSHI INTERNATIONAL, INC.

By:	/s/ Chris Wang

DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LTD.

By:	/s/ Chris Wang

Exhibit A

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made as of May  19, 2009 (the “Execution Date”) by and between Fushi International, Inc. and Dalian Fushi Bimetallic Manufacturing Company Ltd. (collectively and separately “Fushi”), Kuhns Brothers, Inc., Kuhns Brothers Securities Corp., and Kuhns Bros. & Co. Inc. (collectively and separately “Kuhns”), and Continental Stock Transfer & Trust Company (the “Escrow Agent”).  Fushi, Kuhns and the Escrow Agent are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

WHEREAS, Fushi and Kuhns have entered into a Settlement and Forbearance Agreement and Release, dated May 19, 2009 (the “Settlement Agreement”) which provides in part that to ensure the payment of a Judgment of amounts owed by Fushi to Kuhns, a stock certificate representing 2,200,000 shares of Fushi Common Stock (the “Escrow Shares”) shall be delivered to the Escrow Agent (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Settlement Agreement.);

WHEREAS, the sale of Escrow Shares may be used to satisfy amounts owed by Fushi pursuant to a Judgment entered into by the United States District Court for Connecticut for the District of Connecticut entered in favor of Kuhns and as more fully described in the Settlement Agreement;

WHEREAS, as provided in the Settlement Agreement, the amount of the Judgment may be adjusted; and

WHEREAS, this Escrow Agreement sets forth circumstances under which the Escrow Shares can be released from Escrow.

WHEREAS, Fushi and Kuhns desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.           Appointment of Escrow Agent.  Fushi and Kuhns hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.           Deposit of Escrow Units.  On or before the Effective Date, Fushi shall have delivered or caused to be delivered to the Escrow Agent certificates representing the Escrow Shares, along with duly executed blank stock powers with a medallion signature guarantee and the Irrevocable Transfer Agent Instructions annexed hereto as Exhibit A.  The Escrow Agent shall hold and disburse the Escrow Shares as set forth herein provided that the Escrow Agent shall hold and enter into transactions for the sale of the Shares solely for the benefit of Kuhns and not for its own account.

2.1           Effective Registration Statement.  In the event that Fushi obtains an effective Registration Statement for the Escrow Shares, then, upon the written notice of effectiveness of the Registration Statement from Fushi to the Escrow Agent, the Escrow Agent will deposit Escrow Shares into the a brokerage account at Bishop Rosen & Co., Inc., (“Brokerage Account”) and will thereafter sell shares in such amounts and at such times as Kuhns directs; upon each sale, the cash proceeds shall be forwarded to Kuhns, with notice to Fushi, until such time as the Current Judgment Amount including any accrued interest, has been paid in full.  Notwithstanding the foregoing, in 2009 Kuhns is only entitled to receive from the Escrow Agent no more than $3,000,000 of cash proceeds from sale of Escrow Shares, provided that Kuhns shall use its reasonable efforts to direct sale of the Escrow Shares resulting in full payment of the Current Judgment Amount including any accrued interest by January 15, 2010 and provided further that any cash proceeds received from the sale in 2009 of Escrow Shares in excess of $3,000,000 shall be available for the general creditors of Fushi upon any bankruptcy or liquidation of Fushi.  Any proceeds from sale of the Escrow Shares in 2009 in the amount which is more than $3,000,000 and less than the then Current Judgment Amount including any accrued interest shall be forwarded to Kuhns by the Escrow Agent not earlier than and within reasonable time of January 1, 2010.  Fushi shall provide written notice to the Escrow Agent that the Registration Statement has been declared effective.  Fushi will also provide written notice to the Escrow Agent, if the Registration Statement is no longer effective immediately after Fushi is advised that the Registration Statement is no longer effective or thereafter ceases to be effective.

2.2           Failure to Have an Effective Registration Statement.  In the event that (i) the Fushi’s Registration Statement is not declared effective on or before 120 days from the date of this Agreement (the “Registration Deadline”) or thereafter ceases to be effective and (ii) for so long as the Registration Statement is not effective subsequent to the Registration Deadline, then upon such events, Kuhns shall be entitled to receive Escrow Shares from the Escrow Agent (the “Restricted Shares”) in such amounts, and at such times, as it determines until the Judgment is satisfied, including any accrued interest on the Current Judgment Amount pursuant to Section 4(g) of the Agreement or costs relating to enforcing an Event of Default pursuant to Section 9 of the Agreement.  The Current Judgment Amount shall thereupon be reduced by the Restricted Share Value (as defined in the Agreement).  For purposes of this Section 2.2, the Escrow Agent may deliver Escrow Shares directly to Kuhns immediately after the Registration Deadline unless Fushi delivers written notice to the Escrow Agent that the Registration Statement has been declared effective on or before the Registration Deadline pursuant to Section 2.1 above.

3.           Dividends and Other Distributions in Respect of the Escrow Shares.  All dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.           Dividends on Dissolution or Liquidation.  In the event of dissolution of Fushi, or the partial or complete liquidation of all or substantially all of its assets, or in the event of bankruptcy or insolvency, the Escrow Shares shall participate in, on a pro rata basis, with all other shares in any distribution dividend.  This Section 4 shall apply equally in the event of a merger or consolidation, or sale of assets.  The amount per share shall be adjusted in the event of a stock split or reclassification of shares.

5.           Voting Rights as Stockholders.  The Escrow Shares shall be considered issued and outstanding shares of Fushi.  Simultaneously with the execution of this Agreement, Kuhns shall execute and deliver an irrevocable proxy authorizing Mr. Li Fu, or any person designated as his substitute, to vote the shares during the time the Shares are held in escrow.

6.           Transfer.  Fushi and Kuhns agree that during the Escrow Period the Escrow Shares shall not be sold, exchanged, assigned, gifted, encumbered, pledged, mortgaged, set over, hypothecated, transferred or otherwise disposed of, whether voluntarily or involuntarily, or by operation of law, except in accordance with the provisions of this Agreement.

7.           Concerning the Escrow Agent.

7.1.           Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent or counsel of Fushi), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

7.2.           Indemnification.  The Escrow Agent shall be indemnified and held harmless by Fushi from and against any expenses, including (i) in connection with any counsel fees incurred pursuant to Section 7.1 above and (ii) counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim that in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion and without liability, may commence an action in the nature of interpleader in an appropriate court without liability to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court without liability or it may retain the Escrow Shares without liability pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of this Section 7.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 7.5 or 7.6 below.

7.3.           Compensation.  The Escrow Agent shall be entitled to reasonable compensation of $2,500 one-time fee plus $750 for each brokerage transaction for all services rendered by it hereunder.  The Escrow Agent shall also be entitled to reimbursement from Fushi for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, brokerage fees, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges, except that any taxes incurred as a result of transactions for the sale of the Escrow Shares on behalf of Kuhns shall not be borne or reimbursed by Fushi.

7.4.           Further Assurances.  From time to time on and after the date hereof, Fushi and Kuhns shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

7.5.           Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by Fushi and Kuhns, the Escrow Shares held hereunder.  If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate without any liability to the Escrow Agent.

7.6.           Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 7.5.

7.7.           Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

8.           Miscellaneous.

8.1.           Governing Law.  This Agreement shall be governed by, interpreted and construed in accordance with and under the laws of the State of New York without regard to principles of conflicts of law.  Any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Agreement shall be determined exclusively before the Honorable Peter Dorsey in the United States District Court, District of Connecticut.  If that Court declines or lacks jurisdiction, then any disagreement, claim or controversy among the Parties or any of them arising out of or in connection with this Agreement shall be determined exclusively before the Supreme Court of New York, New York County, or the United States District Court for the Southern District of New York.  The Parties consent to service of process by overnight courier to the above addresses.  The Parties hereby consent to personal jurisdiction and venue in both New York and Connecticut.  The prevailing Party or Parties shall be entitled to recover from the losing Party or Parties their reasonable attorney’s fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

8.2.           WAIVER OF JURY TRIAL.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE PARTIES WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

8.3.           Construction; Drafting; No Prejudice.  Should any provision of this Agreement require judicial interpretation, it is agreed that the Court, in interpreting or considering such provision, shall not apply any presumption that the terms hereof shall be more strictly construed against the Party who itself or through its agent prepared the same, it being agreed that all Parties hereto have participated in the drafting of this Agreement and that legal counsel was consulted by each Party in connection with the drafting, finalization and execution of this Agreement.

8.4.           Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

8.5.           Entire Agreement.  This Agreement and the Settlement Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by each party hereto.  It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

8.6.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

8.7.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

8.8.           Notices.  Any notice or other communication required or that may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

To Kuhns:	Kuhns Brothers, Inc.
Farmhouse
558 Lime Rock Road
Lime Rock, Connecticut 06039
Attn: Mary Fellows

with a copy to:	Thomas J. Fleming, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

To Fushi:	Fushi International, Inc.
1 Shuang Qiang Road, Jin Zhou
Dalian China 116100
Attn: Chris Wang

with a copy to:	Darren Ofsink, Esq.
Guzov Ofsink LLC
600 Madison Avenue
New York, New York 10022

To the Escrow Agent:	Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman

The parties may change the persons and addresses that the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the date first above written.

KUHNS BROTHERS, INC.

By:

KUHNS BROS. & CO., INC.

By:

KUHNS BROTHERS SECURITIES CORP.

By:

FUSHI INTERNATIONAL, INC.

By:

DALIAN FUSHI BIMETALLIC MANUFACTURING COMPANY LTD.

By:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Exhibit B

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

as of ____________, 2009

Continental Stock Transfer

Attn: _____________

Ladies and Gentlemen:

Reference is made to that certain Settlement and Forbearance Agreement and Release (the “Settlement Agreement”), dated as of May __, 2009 and Escrow Agreement dated May __, 2009 (the “Escrow Agreement”), copies of which are annexed hereto, pursuant to which the Company is issuing to the Escrow Agent, for further issuance to Kuhns Brothers, Inc. (“KUHNS”) shares of its $0.006 par value per share common stock (“Common Stock”).  This letter shall serve as our irrevocable authorization and direction to you to reissue shares of Common Stock held by the Escrow Agent to Kuhns upon receipt of (i) a certificate or certificates from the Escrow Agent and (ii) written instructions from the Escrow Agent. In the event that the foregoing conditions are satisfied, the shares shall not bear any legend restricting transfer and should not be subject to any stop-transfer restriction.

Please be advised that Kuhns is relying upon this letter as an inducement to enter into the Settlement Agreement and Escrow Agreement and, accordingly, Kuhns is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.  Should you have any questions concerning this matter, please contact me at ___________.

Very truly yours,

[__________________________________]

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

TRANSFER AGENT

By:

Name:

Title:

Date: